Exhibit 99.1

February 20, 2014

IDACORP, Inc. Announces Year-End and Fourth Quarter 2013 Results, Initiates 2014 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported 2013 net income attributable to IDACORP of $182.4 million, or $3.64 per diluted share, compared to $173.0 million, or $3.46 per diluted share, in 2012. IDACORP recorded fourth quarter 2013 net income attributable to IDACORP of $27.6 million, or $0.55 per diluted share, compared to $17.9 million, or $0.36 per diluted share, in the fourth quarter of 2012. IDACORP is initiating 2014 full year earnings guidance in the range of $3.40 to $3.55 per diluted share.

IDACORP's 2013 and 2012 earnings reflect the retrospective adoption of a recently issued accounting standard, which increased net income by $5.1 million and $4.3 million, respectively. This adoption changed IDACORP's accounting method for amortizing its investments in affordable housing projects.

Idaho Power Company, IDACORP's principal subsidiary, reported 2013 net income of $176.7 million compared to $168.2 million in 2012, and net income of $27.4 million in the fourth quarter of 2013, compared to net income of $18.0 million for the same period in 2012.

“It was another year of earnings growth for IDACORP, benefiting both our shareholders and our customers,” said IDACORP President and CEO J. LaMont Keen. “The positive results reflect the impacts of a full year of rate adjustments related to the Langley Gulch plant, combined with higher weather-related sales and customer growth, along with the early adoption of the accounting method change. Additionally, Idaho Power’s focus on business optimization initiatives helped keep operations and maintenance costs in line with 2012.

“Our 2013 performance represents Idaho Power's sixth consecutive year of earnings growth. The 2013 return on year-end equity in the Idaho jurisdiction exceeded 10.0 percent, meaning that for the third consecutive year, earnings will be shared with Idaho customers to reduce future rates. For those three years, Idaho Power shared a total of more than $90 million with Idaho customers.

“Finally, I am pleased to be turning the helm over to Darrel Anderson as I prepare to retire April 30. Darrel is highly capable of leading this organization, and I am leaving the company in good hands to continue moving forward on a positive path,” added Keen.

Performance Summary

IDACORP's comparative financial statements of prior years have been adjusted to apply the new accounting method retrospectively. A summary of financial highlights for the years ended December 31, 2013 and 2012, is as follows (in thousands except per share amounts):

	Year Ended December 31,
	2013	2012
Idaho Power net income	$176,741	$168,168
Net income attributable to IDACORP, Inc.	$182,417	$173,014
Average outstanding shares – diluted (000’s)	50,126	50,010
IDACORP, Inc. earnings per diluted share	$3.64	$3.46

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the year ended December 31, 2012 to December 31, 2013 (items are in millions and are before tax unless otherwise noted):

Net income attributable to IDACORP, Inc. - December 31, 2012 (as previously reported)		$168.7
Effect of an accounting method change for IDACORP Financial Services affordable housing investment amortization		4.3
Net income attributable to IDACORP, Inc. - December 31, 2012 (as adjusted)		$173.0
Change in Idaho Power net income:
Rate changes, net of changes in power supply costs and power cost adjustment (PCA) mechanisms	$30.1
Change in sales volumes attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	18.0
Increases in sales volumes attributable to customer growth, net of associated power supply costs and PCA mechanism impacts	8.9
Other changes in operating revenues and expenses, net	(2.6)
Greater sharing related costs reflected as pension expense and revenue sharing	(2.3)
Increase in Idaho Power operating income	52.1
Decrease in allowance for funds used during construction (AFUDC)	(11.8)
Gains on sale of investments	11.6
Changes in other non-operating income and expenses	(3.0)
Tax method changes in 2012 and 2013	(12.4)
Change in regulatory flow-through tax adjustments	(8.8)
Increase in income tax at statutory rates	(19.1)
Total increase in Idaho Power net income		8.6
Other net changes (net of tax)		0.8
Net income attributable to IDACORP, Inc. - December 31, 2013		$182.4

IDACORP's net income increased $9.4 million for the year ended December 31, 2013, when compared to 2012, driven largely by increased operating income of $52.1 million at Idaho Power and enhanced by an $11.6 million gain on the 2013 sale of investments in securities. Higher rates implemented during 2012, primarily related to the full year inclusion in base rates of the Langley Gulch power plant, increased operating income for 2013 by $30.1 million compared to 2012. The impact of the increased rates was partially offset by decreased AFUDC and increased depreciation expense, both associated with the full year inclusion of the Langley Gulch plant in base rates. Higher sales volumes per customer, attributed to extreme winter and summer temperatures, and higher irrigation sales increased operating income by $18.0 million. Greater sales volumes due to growth in the number of customers added $8.9 million to operating income for the year compared to the same period in 2012.

The increases in operating income were slightly offset by the sharing mechanism under the December 2011 regulatory settlement agreement, with a combined $2.3 million higher pension expense and provision for revenue sharing recorded in 2013 compared to 2012. Also offsetting the overall increase in operating income was higher income tax expense resulting from greater 2013 pre-tax earnings at Idaho Power and income tax method changes affecting both comparative periods.

Effect of Income Taxes and Tax Method Changes on Results

Income tax expense related to income tax accounting method changes increased $12.4 million for 2013 when compared to 2012. In 2012, Idaho Power recorded an income tax benefit of $7.8 million for years prior to 2011 for the cumulative tax adjustment of a method change related to its capitalized repairs deduction for transmission and distribution property. By contrast, during 2013 Idaho Power recorded incremental income tax expense of $4.6 million as a result of a method change related to its capitalized repairs deduction for generation assets due to a change in income tax law that occurred in September 2013. Net regulatory flow-through tax adjustments at Idaho Power were $8.8 million lower for 2013 as compared to 2012, primarily due to greater capitalized repairs deductions in 2012. This method change only impacted the cumulative tax adjustment for years prior to 2013, and Idaho Power does not expect a change to net regulatory flow-through tax adjustments for subsequent years as a result of the method change.

Effect of Sharing on Operating Income
	2013	2012	Variance
Additional pension expense funded through sharing	$(16.5)	$(14.6)	$(1.9)
Provision against current revenue as a result of sharing	(7.6)	(7.2)	(0.4)
Total	$(24.1)	$(21.8)	$(2.3)

During 2013, Idaho Power recorded a total of $24.1 million related to a December 2011 Idaho regulatory settlement agreement, which requires sharing with Idaho customers a portion of 2013 Idaho-jurisdiction earnings exceeding a 10.0 percent return on year-end equity in the Idaho jurisdiction. In accordance with the terms of the settlement agreement, of the total, $16.5 million was recorded as additional pension expense and $7.6 million was recorded as a provision against current revenues to be refunded to customers through a future rate reduction. By comparison, in 2012 Idaho Power recorded a total of $21.8 million related to the December 2011 settlement agreement. Of the total recorded in 2012, $14.6 million was recorded as additional pension expense and $7.2 million was recorded as a provision against revenues.

2014 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2014 in a range of $3.40 to $3.55 per diluted share. The 2014 guidance incorporates all of the key operating and financial assumptions listed below.

	2014 Estimate (1)	2013 Actual
Idaho Power Operating & Maintenance Expense (millions)	$335-$345	$349
Idaho Power Additional Amortization of Accumulated Deferred Investment Tax Credits (millions)	Less than $5	None
Idaho Power Capital Expenditures, excluding AFUDC (millions)	$280-$295	$228
Idaho Power Hydroelectric Generation (million MWh)(2)	5.0-7.0	5.7
IDACORP Earnings Guidance (per share)(3)	$3.40-$3.55	$3.64

(1) As of February 20, 2014.
(2) Based on reservoir storage levels and forecasted weather conditions as of the date of this report.
(3) The 2014 guidance incorporates all of the key financial and operating assumptions listed above.

More detailed financial information is provided in IDACORP's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 614-3474 for listen-only mode. The passcode is 83880347. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 508,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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